Exhibit 5.1

February 13, 2018

Quintana Energy Services Inc.

1415 Louisiana Street, Suite 2900

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Quintana Energy Services Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 5,257,215 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on February 13, 2018, which Shares consist of (a) 3,300,000 shares of Common Stock reserved and available for delivery with respect to awards under the Quintana Energy Services Inc. 2018 Long Term Incentive Plan, as amended from time to time (the “2018 Plan”), (b) 330,000 shares of Common Stock that may again become available for delivery with respect to awards under the 2018 Plan pursuant to the share counting, share recycling and other terms and conditions of the 2018 Plan and (c) 1,627,215 shares of Common Stock subject to outstanding awards under the Quintana Energy Services Inc. Amended and Restated Long-Term Incentive Plan, as amended from time to time (the “Legacy Plan”). The Shares may be issued from time to time in accordance with the terms of the 2018 Plan or the Legacy Plan, as applicable.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the 2018 Plan and the Legacy Plan, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, (vi) that all information contained in all documents reviewed by us is true, correct and complete, and (vii) that the Shares will be issued in accordance with the terms of the 2018 Plan or the Legacy Plan, as applicable.

Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued by the Company in accordance with the terms of the 2018 Plan or the Legacy Plan, as applicable, and the instruments executed pursuant to the 2018 Plan or the Legacy Plan, as applicable, the Shares will be validly issued, fully paid and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Taipei Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Quintana Energy Services Inc. February 13, 2018 Page 2

This opinion may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Vinson & Elkins LLP
Vinson & Elkins LLP